Exhibit 10.6

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EXHIBIT A

                       INSTRUMENT OF AMENDMENT TO

            THE BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

                       401(k) PROFIT SHARING PLAN



The Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan, as amended and restated effective June 29, 1997 (hereinafter referred to as the "Plan"), is hereby amended as follows, effective as of January 1, 1998:

     1. Section 4.2 of the Plan is hereby amended by deleting the first sentence therein in its entirety and substituting in lieu thereof the following:

          "The amount contributed for any Plan Year shall be allocated proportionately among the Profit Sharing Accounts of Eligible Employees who completed a Year of Service during, and are employed on the last day of, such Plan Year."

     2.  Section 7.3 of the Plan is hereby amended by renumbering the current
Section 7.3 as Section 7.3 (a), by amending the first two sentences thereof to read as follows:

          "Each Participant's Profit Sharing Account, Company Account, Deferral Account, Rollover Account, Transfer Account and the Participant-directed portion of his Prior Plan Account
          (collectively, the "Self-Directed Account") will be invested in one or more of the Investment Funds. Each Participant will designate the portion (expressed as a percentage in multiples of 10%) of his Self-Directed Account to be invested in each Investment Fund.";

and by adding the following new Sections 7.3(b) and (c) to the end thereof:

          "(b) Notwithstanding the foregoing provisions of Section 7.3(a), effective January 1, 1998:

              (i) no more than 30% of a Participant's Self-Directed Account may be invested in the Stock Fund; and

              (ii) (A) any transfer of a Participant's interest in any
               Investment Fund from such Investment Fund into the Stock Fund and (B) any Participant-directed investment of any contribution made under the Plan into the Stock Fund shall only be effected to the extent that such transfer or investment does not result in the value of such Participant's Self-Directed Account

                                                          Page 174 of 181



               which is invested in the Stock Fund exceeding 30% of the value of such Participant's Self-Directed Account. For purposes of determining the limitation under this Section 7.3(b)(ii), the value of a Participant's Self-Directed Account as of the Valuation Date immediately preceding the Valuation Date on which the transfer or investment is to take place shall be used.

              (c) Any transfer or investment requested by a Participant pursuant to Section 7.3(a) that does not satisfy the requirements of Section 7.3(b) shall be null and void to the extent that the implementation of such transfer or investment would cause the value of such Participant's Self-Directed Account invested in the Stock Fund to exceed the 30% limitation under Section 7.3(b)."


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